EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement on Form S-8 (No. 333-196529) pertaining to the NOW Inc. Long-Term Incentive Plan of DNOW Inc.,
(2)
Registration Statement on Form S-8 (No. 333-279712) pertaining to the DNOW Inc. 2024 Omnibus Incentive Plan, and
(3)
Registration Statement on Form S-8 (No. 333-291442) pertaining to the MRC Global Inc. Omnibus Incentive Plan;

of our report dated February 18, 2025, with respect to the consolidated financial statements of DNOW Inc. included in this Annual Report (Form 10-K) of DNOW Inc. for the year ended December 31, 2025.

By:	/s/ Ernst & Young LLP
Houston, Texas
February 25, 2026